Exhibit 10.1

Execution Version

DIP CREDIT AGREEMENT

by and among

FOOTHILLS RESOURCES, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

each as a debtor and debtor-in-possession

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P.

as Agent

Dated as of February 23, 2009

DIP CREDIT AGREEMENT

THIS DIP CREDIT AGREEMENT (this “Agreement”), is entered into as of February 23, 2009 by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P., a Delaware limited partnership , as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), FOOTHILLS RESOURCES, INC., a Nevada corporation, as a debtor and debtor-in-possession (“Parent”) and each of Parent’s Subsidiaries identified on the signature pages hereof, each as a debtor and debtor-in-possession (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

Each of Borrowers have commenced cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and Borrowers have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession.

Borrowers have asked the Lenders to make post-petition loans and advances consisting of revolving credit facility in an aggregate principal amount not to exceed $2,500,000, which will include a subfacility for the issuance of letters of credit. The Lenders are severally, and not jointly, willing to extend such credit to Borrower subject to the terms and conditions hereinafter set forth.

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1       Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2       Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3       Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4       Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, the cash collateralization or support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5       Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.
            2.1          Revolver Advances.

(a)       Subject to the terms and conditions of this Agreement and the Bankruptcy Court Orders, on and after the Interim Facility Effective Date and until the Final Maturity Date, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time less the sum of (A) the Bank Product Reserve, (B) the Priority Professional Expenses Reserve and (C) the aggregate amount of other reserves, if any, established by Agent under Section 2.1(b), and (ii) for any week, an amount equal to 110% of the difference between (x) the cumulative uses of cash, excluding prepayments of Advances, minus (y) the cumulative sources of cash, excluding Advances, in each case as set forth in the Budget through such week.

(b)       Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against amounts Borrowers are entitled to borrow under Section 2.1(a) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that

Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay,(ii) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (including proceeds thereof or collections from the sale of Hydrocarbons which may from time to time come into the possession of Lenders or their agent(s)) (other than a Permitted Priority Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iii) the Bank Product Reserve and (iv) the Priority Professional Expenses Reserve.

                         (c)       [Intentionally Deleted]

                                 (d)         [Intentionally Deleted]

 (e)         Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2	[Intentionally Deleted]
2.3	Borrowing Procedures and Settlements.

(a)        Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Such notice must be received by Agent no later than 1:00 p.m. (Georgia time) at least 2 Business Days before the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)           [Intentionally Deleted]

(c)            Making of Loans.

(i)        Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (Georgia time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (Georgia time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)       Unless Agent receives notice from a Lender prior to 9:00 a.m. (Georgia time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date

(iii)      Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) but without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

                                (d)           Protective Advances and Optional Overadvances.

(i)        Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 4 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)       Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent and Agent may, but is not obligated to, knowingly and intentionally, continue to make Advances to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan

Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)      Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder. The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrower in any way.

(e)       Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent and the Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)        Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) for itself, with respect to the outstanding Protective Advances, and (2) with respect to Parent and its Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (Georgia time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (Georgia time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances), and (z) if a Lender’s balance of the Advances (including Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (Georgia time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Protective Advances and shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)       In determining whether a Lender’s balance of the Advances and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii)      Between Settlement Dates, Agent, to the extent Protective Advances are outstanding, may pay over to Agent any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances. During the period between Settlement Dates, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent or the Lenders, as applicable.

(f)        Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)       Lenders’ Failure to Perform. All Advances (other than Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

            2.4           Payments

                                 (a)          Payments by Borrower.

(i)        Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (Georgia time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (Georgia time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)       Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                        (b)           Apportionment and Application.

(i)        Except as otherwise provided with respect to Defaulting Lenders who would otherwise be entitled to receive such payments as provided herein, all principal and interest payments shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent, and all such payments, and all proceeds of Collateral received by Agent, shall be applied as set forth in Section 2.4(b)(ii) below.

(ii)       Except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)      first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)      second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)      third, to pay the Regiment Guaranty Obligations,

(D)      fourth, to pay interest due in respect of all Protective Advances until paid in full,

(E)       fifth, to pay the principal of all Protective Advances until paid in full,

(F)       sixth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(G)      seventh, ratably to pay any fees or premiums then due to any of the Lenders, until paid in full,

(H)      eighth, ratably to pay interest due in respect of the Advances (other than Protective Advances), until paid in full,

(I)        ninth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and the other Lenders, as cash collateral in an amount up to 105% of the Letter of Credit Usage and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to 105% of the amount of Bank Product Obligations in respect of Swap Agreements, and

(J)       ninth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Parent’s and its Subsidiaries’ obligations in respect of Bank Products) until paid in full.

(iii)      Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)       [Intentionally Deleted].

(v)       For purposes of Section 2.4(b)(ii) other than clause (J), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including in each case interest and such fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing (other than disallowed interest and disallowed loan fees, if any) would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding; provided, however, that for the purposes of Section 2.4(b)(ii)(J), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms hereof, including loan fees, service fees, professional fees, interest (and specifically including interest and fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)      In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

                                (c)            Prepayments.

(i)        Excess Usage. If at any time the sum of the aggregate principal amount of the outstanding Advances, the outstanding Letter of Credit Usage, the Bank Product Reserve and the aggregate amount of reserves, if any, established by Agent under Section 2.1 exceeds the lesser of (A) an amount equal to 110% of the difference between (x) the cumulative uses of cash, excluding prepayments of Advances, minus (y) the cumulative sources of cash, excluding Advances, in each case as set forth in the Budget through such time, and (B) the Maximum Revolver Amount, Borrower shall immediately prepay the Obligations in an amount equal to such excess, which prepayments shall be applied in the manner set forth in Section 2.4(d).

(ii)       Optional Prepayments. The Advances and the Protective Advances may be voluntarily prepaid in full or in part at any time without premium or penalty.

(iii)       Mandatory Prepayments.

(A)      Immediately upon the receipt by Parent or any of its Subsidiaries of the proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of property or assets (including casualty losses or condemnations), Borrower shall, subject to the order of the Bankruptcy Court, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions. Nothing contained in this Section 2.4(c)(iii)(A) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(B)      Immediately upon the receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts..

(C)      Immediately upon the issuance or incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 7.1) or the issuance by Parent or any of its Subsidiaries of any shares of Parent’s Stock or its Subsidiaries Stock (other than in the event that Parent or any of its Subsidiaries forms a Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to Parent or such Subsidiary, as applicable), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence of Indebtedness or such issuance of Stock. The provisions of this Section 2.4(c)(iii)(C) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(D)          [Intentionally Deleted]

(E)       Simultaneously with the receipt by any Borrower of any tax refund or the proceeds of any judgment, settlement or other consideration of any kind in connection with any cause of action arising under the Bankruptcy Code or otherwise, Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the net proceeds received.

(F)       Without limiting any other provision of this Agreement or any other Loan Document permitting or requiring prepayment of the Loans in whole or in part, Borrowers shall prepay the Obligations in full on March 16, 2009, in the event that the Final Bankruptcy Court Order shall not have been entered on or before such date.

(d)       Application of Payments. Each prepayment pursuant to any clause of Section 2.4(c)(iii) above shall (A) so long as no Event of Default shall have occurred and be continuing and subject to the last sentence of this subsection, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5       Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately upon demand shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Final Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6          Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)       Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate.

(b)       Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 12.0% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)       Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i)        all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)       the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)       Payment. Subject to the terms of the Bankruptcy Court Orders and except as provided to the contrary in Section 2.6(g) and the Fee Letter, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable monthly, in arrears, on each Interest Payment Date at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent to charge all interest and fees (when due and payable), all Lender Group Expenses (after the same become due and payable in accordance with Section 18.10), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when due and payable), all fees and costs provided for in Section 2.11 (as and when due and payable), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances; provided, however that if, at any time any amount due and payable to the Bank Product Reserve is charged to the Loan Account, an Event of Default or Overadvance exists, or would result therefrom, such amounts shall not constitute Advances but instead shall continue to remain due and payable to the Bank Product Providers in respect of the Bank Products up to the amount of the Bank Product Reserve; provided, further, however, that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 8.1.

(e)       Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(f)        Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess. Without limiting the foregoing, it is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration with constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the borrowers; and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agent or such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to the Agent or any Lender on any date shall be computed at the maximum rate allowable under law applicable to the Agent or such Lender pursuant to this Section 2.6(f) and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the maximum rate allowable under law applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the maximum lawful rate applicable to the Agent or such Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 2.6(f). To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the maximum lawful rate applicable to the Agent or a Lender, the Agent or such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to any Borrower’s obligations hereunder.

(g)       PIK Interest. The interest due and payable on each Interest Payment Date (herein referred to as “PIK Interest”) will be payable in kind as provided in the next sentence. On each Interest Payment Date, any PIK Interest that is then unpaid and that has not been previously added to the principal amount of the Advances shall be added, on a pro rata basis, to each Advance, and amounts so added shall thereafter be deemed to be a part of the principal amount of each such Advance. If not sooner paid in cash, all accrued unpaid PIK Interest will be due and payable in cash upon the earliest to occur of (i) the Final Maturity Date,

(ii) the prepayment of the Loan in accordance with Section 2.4(c), or (iii) the date on which the Obligations are declared due and payable in accordance with this Agreement.

                2.7          Cash Management.

(a)       All Deposit Accounts and Securities Accounts maintained by Parent and its Subsidiaries are set forth on Schedule 2.7(a). Upon Agent’s request, Parent shall and shall cause each of its Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Parent or its Subsidiaries) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks. Agent reserves the right, in its sole discretion, to require that any amounts received in any Cash Management Account which may represent amounts that constitute trust funds (i.e., production taxes, severance taxes, or payroll taxes) or amounts attributable to interests of third Persons such as overriding royalty interest be segregated by such Cash Management Bank and held in a separate account or otherwise as directed by Agent.

(b)       Upon Agent’s request, each Cash Management Bank shall establish and maintain Control Agreements with Agent and Borrowers. Each such Control Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Parent or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of the Agent (an “Activation Instruction”), it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account. Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts or to give instructions to the Cash Management Bank directing the disposition of funds in a Cash Management Account unless a Triggering Event has occurred and is continuing at such time.

(c)       So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, Parent (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Control Agreement if requested by the Agent. Parent (or its Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

2.8       Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Control Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (Georgia time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (Georgia time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day; provided, however, Agent reserves the right, in its sole discretion, to exclude from such provisional reduction and payment the amount of any such payments that Agent determines may constitute trust funds (e.g., production taxes, severance taxes, or payroll taxes) or amounts attributable to interests of third Persons such as overriding royalty interests.

2.9       Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance or Protective Advance requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10     Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and PIK Interest) made by Agent or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements. Promptly after receipt of such written objection and Agent’s evaluation thereof, the Agent shall credit the Loan Account for amounts (if any) contained in such statements that Agent agrees were charged in error.

2.11     Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

                2.12     Letters of Credit.

(i)        Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to cause the Underlying Issuer to issue letters of credit for the account of Borrowers (each, an “L/C”), whether by purchasing participations, executing indemnities or reimbursement obligations, or otherwise (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer for the account of Borrowers; provided, however, that the Issuing Lender in its sole discretion may decline to cause the issuance of any L/C so requested. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. No Letter of Credit shall be issued if the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances less the Bank Product Reserve, and less the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., Georgia time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Georgia time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., Georgia time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 1:00 p.m., Georgia time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)       Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)       Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)       Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)       Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender.

(f)        If by reason of (i) any change after the Interim Facility Effective Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)        any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)       there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                2.13     [Intentionally Deleted].

2.14     Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reduction in return incurred more than 360 days prior to the date that such Lender notifies the Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.15      [Intentionally Deleted].

                2.16      Joint and Several Liability of Borrowers.

                                (a)       Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)       Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)       If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)       The Obligations of each Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever, subject to applicable law.

(e)       Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f)        Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)       Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h)       Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i)        Agent and Lenders may collect from such Borrower without first foreclosing on any Real or Personal Property Collateral pledged by Borrowers.

(ii)       If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

(A)      Subject to applicable law, the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)      Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

Subject to applicable law, this is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i)        The provisions of this Section 2.16 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(j)        Until the Obligations have been paid in full and all of the Commitments terminated, each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)       Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.            SECURITY AND ADMINISTRATIVE PRIORITY.

3.1       Collateral; Grant of Lien and Security Interest. (a) As security for the full and timely payment and performance of all of the Obligations, to the extent authorized by the Bankruptcy Court Orders, each of the Loan Parties assigns, pledges and grants (or causes the assignment, pledge and grant in respect of any indirectly owned assets) to Agent, for the benefit of Agent, Bank Product Providers and the Lenders, a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of the Debtor’s estates (within the meaning of the Bankruptcy Code) of such Loan Party, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, all of the Stock of each Subsidiary of such Loan Party, all of the Stock of all other Persons directly owned by such Loan Party, money, investment property, deposit accounts, all commercial tort claims and all causes of action arising under the Bankruptcy Code or otherwise, and all cash and non-cash proceeds, rents, products and profits of any of collateral described above (all property of the Loan Parties subject to the security interest referred to in this Section 3.1(a) being hereafter collectively referred to as the “Collateral”).

(b)       The Agent’s Liens and security interests in favor of Agent, Bank Product Providers and the Lenders referred to in Section 3.1(a) hereof shall be valid and perfected Liens and security interests in the Collateral, superior to all other Liens and security interests in the Collateral, other than the Permitted Priority Liens. Such Agent’s Liens and security interests and their priority shall remain in effect until the Commitments hereunder have been terminated and the payment to Agent, in cash, of the Obligations (including providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

(c)       Agent’s and Lenders’ Liens on the Collateral owned by the Loan Parties and Agent’s and Lenders’ respective administrative claims shall be subject to the prior payment of the following: (i) allowed, accrued, but unpaid professional fees of Borrowers and the Committee (each to the extent consistent with the Budget) which have accrued and been incurred prior to the occurrence of an Event of Default which may and shall be paid after any such Event of Default to the extent allowed by the Bankruptcy Court (the “Pre-Event of Default Carve-Out Expenses”), (ii) allowed, accrued but unpaid professional fees and expenses incurred by Borrowers and the Committee (each to the extent consistent with the Budget) incurred in the Chapter 11 Case after an Event of Default (that is not cured or waived) in an aggregate amount not to exceed $250,000 (collectively, the “Post-Event of Default Carve-Out Expenses”), and (iii) fees payable to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 and to the clerk of the Bankruptcy Court (collectively, with the Pre-Event of Default Carve-Out Expenses and the Post-Event of Default Carve-Out Expenses, the “Carve-Out Expenses”), provided that the Carve-Out Expenses shall not include any other claims that are or may be senior to or pari passu with any of the Carve-Out Expenses or any professional fees and expenses of a Chapter 7 trustee and, provided, further, that Carve-Out Expenses shall not include any fees or disbursements (A) arising after the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or (B) except as permitted by Section 7.13, any fees or disbursements related to the investigation of, preparation for, or commencement or prosecution of investigation of prepetition secured claims.

3.2       Administrative Priority. Each of the Loan Parties agrees for itself that, subject to the terms of the Bankruptcy Court Orders, the Obligations of such Person and the adequate protection claims granted pursuant to the Bankruptcy Court Orders shall constitute allowed superpriority administrative expenses in the Chapter 11 Cases, having priority over any and all administrative expense claims, adequate protection claims and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including without limitation, all claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 or 1114 and any other provision of the Bankruptcy Code or otherwise, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, subject only to the prior payment of Carve-Out Expenses.

3.3       Grants, Rights and Remedies. The Agent’s Liens and security interests granted pursuant to Section 3.1(a) hereof and the administrative priority granted pursuant to Section 3.2 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative.

3.4       No Filings Required. The Agent’s Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court or the Final

Bankruptcy Court Order, as the case may be, and entry of the Interim Bankruptcy Court or the Final Bankruptcy Court Order shall have occurred before the date of any Loan. Agent shall not be required to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement or the Interim Bankruptcy Court or the Final Bankruptcy Court Order, as the case may be, or any other Loan Document; provided, that Agent shall be permitted to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action with respect to the Lien and security interest granted by or pursuant to this Agreement (and the Budget shall be deemed to have been increased to account for any costs incurred by or charged to Borrowers for any such action).

3.5       Survival. The Agent’s Liens, lien priority, administrative priorities and other rights and remedies granted to Agent and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any Loan Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)       except for the Carve-Out Expenses, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of Agent and the Lenders against any Loan Party in respect of any Obligation;

(b)       on and after the Final Bankruptcy Court Order Entry Date, the Liens in favor of Agent, Bank Product Providers and the Lenders set forth in Section 3.1(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens; and

(c)       the Agent’s Liens in favor of Agent, Bank Product Providers and the Lenders set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that Agent file financing statements, mortgages, certificates of title or otherwise perfect its Lien under applicable non-bankruptcy law.

3.6       Further Assurances. The Loan Parties shall take any other actions reasonably requested by Agent and the Lenders from time to time to cause the attachment, perfection and first priority of, and the ability of Agent and the Lenders to enforce, the security interest of Agent and the Lenders in any and all of the Collateral, including, without limitation, (a) executing and delivering any requested security agreement, pledge agreement or Mortgage, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (c) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and (e) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable in any relevant jurisdiction (and the Budget shall be deemed to have been increased to account for any costs incurred by or charged to the Loan Parties for any such action).

4.             CONDITIONS; TERM OF AGREEMENT.

4.1       Conditions Precedent to Interim Facility Effectiveness and Final Facility Effectiveness. The obligation of each Lender to make its extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent to Interim Facility Effectiveness and Final Facility Effectiveness set forth on Schedule 4.1 attached to this Agreement.

4.2       Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advance (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)       the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents or other certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)       no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)       no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, or any Lender;

(d)       to the extent permitted by the Bankruptcy Court Orders, Borrowers shall have paid all Lender Group Expenses and Fees pursuant to Section 2.11 then payable by Borrowers pursuant to this Agreement and the other Loan Documents, unless otherwise waived by Agent and the Lenders;

(e)       the making of such Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender;

(f)        Agent shall have received a notice of borrowing pursuant to Section 2.3 hereof; and

                        (g)       no Material Adverse Change shall have occurred since the Filing Date.

4.3       Term. This Agreement shall become effective upon the Interim Facility Effective Date and continue in full force and effect for a term ending on the Final Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

4.4       Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrower provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge Parent or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, without recourse, representation or warranty, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations (and the Budget shall be deemed to have been increased to account for any costs charged to Borrower for any such action).

4.5       Early Termination by Borrowers. Borrowers have the option, at any time upon 10 days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full. If Borrowers have sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full on the date set forth as the date of termination of this Agreement in such notice.

5.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties with respect to itself and its property to the Lender Group which shall be true, correct, and complete, in all respects, as of the date hereof, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date which shall have been true, correct and complete as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1       No Encumbrances. Schedule 5.1 sets forth all Real Property (other than Oil and Gas Properties) owned, leased, subleased or used by Parent or any of its Subsidiaries as of the Interim Facility Effective Date. Parent and its Subsidiaries have good and defensible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property (other than Oil and Gas Properties), in each case, free and clear of Liens except for Permitted Liens. Schedule 5.1 also describes any purchase options, rights of first refusal or other similar contractual rights in favor of Parent or any of its Subsidiaries pertaining to any Real Property (other than Oil and Gas Properties) owned or leased by Parent or any of its Subsidiaries as of the Interim Facility Effective Date. No portion of any Real Property (other than Oil and Gas Properties) has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. All material permits required to have been issued or appropriate to enable the Real Property (other than Oil and Gas Properties) to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect in all material respects.

5.2       Margin Stock. Neither Parent nor any of its Subsidiaries is engaged, nor will it engage, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Neither Parent nor any of its Subsidiaries owns any Margin Stock, and none of the proceeds of the Advances or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Advances or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

5.3       Brokers. No broker or finder acting on behalf of any Borrower brought about the obtaining, making or closing of the Loans and no Borrower has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.4       Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)       The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of Parent and each of its Subsidiaries is set forth on Schedule 5.4(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 7.5).

(b)       The chief executive office of Parent and each of its Subsidiaries is located at the address indicated on Schedule 5.4(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 7.5).

(c)       Parent’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 5.4(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 7.5).

(d)       As of the Interim Facility Effective Date, Parent and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.4(d).

5.5       Due Organization and Qualification; Compliance with Laws; Subsidiaries.

(a)       Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b)       Set forth on Schedule 5.5(b), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Interim Facility Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.5(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock. Sufficient shares of Common Stock have been (and will remain) authorized and reserved for the Lenders, free from pre-emptive rights, for the purpose of enabling Borrowers to satisfy any obligation to issue Common Stock upon the exercise of the Warrants.

(c)       Set forth on Schedule 5.5(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.15), is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. Borrowers have no joint ventures or similar arrangements with any Person. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)       Except as set forth on Schedule 5.5(d), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

(e)       (i)        Neither Parent nor any of its Subsidiaries are in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it (other than (A) Environmental Law which is addressed in Section 5.11 below and (B) as set forth below in subclause (ii)), which violation could reasonably be expected to cause a Material Adverse Change.

(ii)       Neither Parent nor any of its Subsidiaries have violated any laws or failed to obtain any material license, permit, franchise or other authorization from any Governmental Authority necessary for the ownership of any of its Oil and Gas Properties or the conduct of its business. The Oil and Gas Properties of Parent and its Subsidiaries (and assets and properties utilized therewith) have been maintained, operated and developed in a good and workmanlike manner and in substantial conformity with all applicable laws and all rules, regulations and orders of all Governmental Authorities having jurisdiction and in substantial conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties (except such non-conformity arising solely by virtue of the filing of the Chapter 11 Cases); specifically in this connection, (A) no Oil and Gas Property of Parent (or any of its Subsidiaries) with a Total Reserve Value in excess of $100,000 is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Interim Facility Effective Date and (B) none of the wells comprising a part of such Oil and Gas Properties (or assets and properties utilized therewith) is deviated from the vertical by more than the maximum permitted by applicable laws, regulations, rules and orders of any Governmental Authority, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Real Property utilized therewith, such utilized Real Property) covered by the leases.

            5.6          Due Authorization; No Conflict.

(a)       As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower and such Borrower, subject to the entry and terms of the Bankruptcy Court Orders, has full power and authority to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

(b)       As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Borrower (other than defaults arising solely by virtue of the filing of the Chapter 11 Cases) or require any approval or consent of any Person under any Material Contract of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect or which, if not obtained, would not result in a Material Adverse Change since the Filing Date, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s equityholders, other than approvals that have been obtained and that are still in force and effect.

(c)       Except for the Final Bankruptcy Court Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, (ii) the pledge or grant by the Loan Parties of the Liens created in favor of Agent, Bank Product Providers and the Lenders pursuant to this Agreement or any of the Loan Documents or (iii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any pledged Collateral, by laws generally affecting the offering and sale of securities.

(d)       Subject to the entry of the Bankruptcy Court Orders, as to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)        [Intentionally Deleted]

(f)        The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor and each Guarantor, subject to the entry and terms of the Bankruptcy Court Orders, has full power and authority to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

(g)       The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Guarantor (other than with respect to defaults arising solely by virtue of the filing of the Chapter 11 Cases) or require any approval or consent of any Person under any Material Contract of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect, or which, if not obtained, would not result in a Material Adverse Change since the Filing Date, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s equityholders other than approvals that have been obtained and that are still in force and effect.

(h)       Except for the Bankruptcy Court Orders, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the execution, delivery and performance by each Guarantor of this Agreement and the other Loan Documents to which such Guarantor is a party, (ii) the pledge or grant by each Guarantor or any or its Subsidiaries of the Liens created in favor of Agent, Bank Product Providers and the

Lenders pursuant to this Agreement or any of the Loan Documents or (iii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any pledged Collateral, by laws generally affecting the offering and sale of securities.

(i)        Subject to the entry of the Bankruptcy Court Orders, the Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(j)            No Default or Event of Default exists.

5.7       Litigation. Other than those matters disclosed on Schedule 5.7 and other than matters arising after the Interim Facility Effective Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Borrower, threatened against any Borrower.

               5.8         No Material Adverse Change.

(a)       All financial statements relating to Parent and its Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Parent and its Subsidiaries since the Filing Date.

(b)       The Projections, including any Projections delivered on or before the Interim Facility Effective Date, when submitted to Agent as required pursuant to the Loan Documents represent Borrowers’ good faith estimate of the future revenue and expenses of Parent and its consolidated Subsidiaries for the periods set forth therein based on assumptions believed by Borrowers to be reasonable at the time of delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of Parent and its Subsidiaries and no assurances can be given that such projections or forecasts will be realized and further understood that projections concerning (i) volumes attributable to the Oil and Gas Properties and production and cost estimates contained in the Projections and (ii) case administration expenses (including professional fees) are necessarily based upon third-party professional opinions, estimates and projections and that Parent and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, provided that all such Projections shall be prepared in good faith based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent and consistent with industry standards).

5.9       Fraudulent Transfer. No transfer of property is being made by Parent or any of its Subsidiaries and no obligation is being incurred by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Parent or its Subsidiaries.

5.10     Employee Benefits. None of Parent, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Pension Plan, Multiemployer Plan or other Defined Benefit Plan.

                5.11     Environmental Condition. Except as set forth on Schedule 5.11,

(a)       Parent, its Subsidiaries and their businesses, operations, Real Property and real property formerly owned, leased, operated, managed, or occupied by Parent, its Subsidiaries or any of their predecessors in interest (the “Former Real Property”) are and have at all times during Borrowers’ or any Subsidiary’s ownership, lease, operation, management, occupation or use thereof been in material compliance with any applicable Environmental Laws;

(b)       Parent and its Subsidiaries have obtained all material permits required for the conduct of their business and operations, and the ownership, operation and use of the Real Property, under all applicable Environmental Laws (the “Environmental Permits”). Parent and its Subsidiaries are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing. No material expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits;

(c)       There has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or Former Real Property that has resulted in, or is reasonably likely to result in, a material Environmental Liability for Parent or any of its Subsidiaries;

(d)       There is no material Environmental Action or Environmental Liability pending or, to the knowledge of Parent or its Subsidiaries, threatened against Parent or its Subsidiaries, or relating to the Real Property or Former Real Property or relating to the operations of Parent or its Subsidiaries, and, to the knowledge of Parent or its Subsidiaries, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Action or Environmental Liability;

(e)       Neither Parent nor any of its Subsidiaries is conducting, financing or is obligated to perform any material Response Action or otherwise incur any material expense under Environmental Law pursuant to any Environmental Action or agreement by which it is bound or has expressly assumed by contract or agreement;

(f)        No Real Property or facility owned, operated or leased by Parent or any of its Subsidiaries and, to the knowledge of Parent or any of its Subsidiaries, no Former Real Property is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (“CERCLA”) or (ii) included on any similar list maintained by any Governmental Authority that indicates that Parent or any of its Subsidiaries has or may have an obligation to undertake any material Response Action;

(g)       No Environmental Lien has been recorded or, to the knowledge of Parent or any of its Subsidiaries, threatened with respect to any Real Property;

(h)       The execution, delivery and performance of this Agreement, the other Loan Documents and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any requirement of Governmental Authority or any other Environmental Law;

(i)        Parent and its Subsidiaries have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, Parent or its Subsidiaries concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the existence of Hazardous Materials at the Real Property or Former Real Property; and

(j)        None of the matters disclosed in Schedule 5.11, individually or in the aggregate, is reasonably likely to cause a Material Adverse Change.

5.12     Intellectual Property. Except with respect to Seismic Licenses, Parent and each of its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.12 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee; provided, however, that Borrowers may amend Schedule 5.12 to add additional property so long as such amendment occurs by written notice to Agent not less than 10 days before the date on which Parent or any of its Subsidiaries acquires any such property after the Interim Facility Effective Date.

5.13     Leases. Parent and its Subsidiaries enjoy good and defensible title under all leases covering any Proved Oil and Gas Property with a Total Reserve Value in excess of $100,000 and any other Real Property material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by Parent or its Subsidiaries exists under any of them except any defaults arising solely by virtue of the filing of the Chapter 11 Cases). Except as set forth on Schedule 5.13, there are no leases, subleases, contracts or other operating agreements that allocate operating expenses to Parent or any of its Subsidiaries in excess of its working interest of record in the particular Oil and Gas Property subject to such lease, the sublease, contract or other operating agreement.

5.14     Deposit Accounts and Securities Accounts. Set forth on Schedule 5.14 is a listing of all of Parent’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person. So long as no Default or Event of Default has occurred and is continuing,

Borrowers may amend Schedule 5.14 to add or replace a Deposit Account or Securities Account; provided, however, that (i) such prospective bank or securities intermediary shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Deposit Account or Securities Account, Parent (or its Subsidiaries, as applicable) and such prospective bank or securities intermediary shall have executed and delivered to Agent a Control Agreement.

5.15     Complete Disclosure. Subject to Section 5.8(b) as to the Projections, none of the factual information (taken as a whole) furnished by or on behalf of Parent or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein contains any material misstatement of fact, or omits to state any material fact necessary to make such information not misleading in any material respect, at such time in light of the circumstances under which such information was provided.

5.16     Indebtedness. Set forth on Schedule 5.16 is a true and complete list of all Indebtedness of Parent and its Subsidiaries outstanding immediately prior to the Interim Facility Effective Date that is to remain outstanding after the Interim Facility Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.17     Material Contracts. Set forth on Schedule 5.17 is a description of all Material Contracts of Parent and its Subsidiaries, showing the parties and principal subject matter thereof and amendments and modifications thereto; provided, however, that Borrowers may amend Schedule 5.17 to add additional Material Contracts so long as such amendment of Schedule 5.17 occurs by written notice to Agent not less than 5 days after the date on which Parent or its Subsidiary enters into such Material Contract after the Interim Facility Effective Date. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change and except as may have resulted solely from the filing of the Chapter 11 Cases, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against Parent or its Subsidiary and, to the best of Parent’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.7(c)), and (c) is not in default due to the action or inaction of Parent or any of its Subsidiaries.

5.18     Government Regulation. Neither Parent or any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended. Neither Parent nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The Advances and the other transactions contemplated hereunder, the application of the proceeds thereof and repayment thereof comply in all material respects with any such statute or any rule, regulation or order issued by the SEC.

5.19	Foreign Assets Control Regulations, Etc.

(a)       Neither Parent nor any of its Subsidiaries is in violation in any material respect of the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)       Neither Parent nor any of its respective Subsidiaries (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person. Parent and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)       No part of the proceeds from the loans made hereunder will be used by Borrowers, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.20     Insurance and Bonds. Schedule 5.20 lists all insurance policies of any nature maintained for current occurrences by Borrowers, as well as a summary of the terms of each such policy. No Borrower is in default of any obligation under any such policy except any default arising solely by virtue of the filing of the Chapter 11 Cases. Except as set forth on Schedule 5.20, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Interim Facility Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Schedule 5.20 contains an accurate and complete description of all performance bonds related to operations on or pertaining to the Oil and Gas Properties of Parent and its Subsidiaries as of the Interim Facility Effective Date. Such bonds and insurance policies are sufficient for compliance with all requirements of law and of all agreements to which Parent and each of its Subsidiaries is a party; are valid, outstanding and enforceable policies; provide adequate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are required by Governmental Authorities and/or usually insured or bonded against in the same general area by companies engaged in the same or a similar business for the assets and operations of Parent and its Subsidiaries; will remain in full force and effect through the respective dates set forth in Schedule 5.20 without the payment of additional premiums except as set forth on Schedule 5.20; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

5.21     Government Contracts. Except as set forth in Schedule 5.21, neither Parent nor any of its Subsidiaries is a party to any contract or agreement with any Governmental Authority and no Account of either Parent or any of its Subsidiaries is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727).

5.22     Taxes. All federal, state and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Parent and its Subsidiaries have been filed with the appropriate Governmental Authority (and all such returns, reports and statements accurately reflect in all material respects all liabilities of Parent and each of its Subsidiaries for the periods covered thereby) and all charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding charges or other amounts that are subject to a Permitted Protest. Proper and accurate amounts have been withheld by Parent and its Subsidiaries from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 5.22 sets forth as of the Interim Facility Effective Date those taxable years for which Parent’s and its Subsidiaries’ tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. As of the Interim Facility Effective Date and except as set forth on Schedule 5.22, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to Parent or its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change or to result in a material liability to Parent or its Subsidiaries. Except as described on Schedule 5.22, neither Parent nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges or other amounts. None of Parent or its Subsidiaries and their respective predecessors are liable for any charges or other amounts: (a) under any agreement (including any tax sharing agreements) or (b) to Parent’s or its Subsidiaries’ knowledge, as a transferee. As of the Interim Facility Effective Date, neither Parent nor its Subsidiaries has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could cause a Material Adverse Change.

5.23     Gas, Imbalances, Prepayments. As of the date hereof, except as set forth on Schedule 5.23, on a net basis there are no gas imbalances, take-or-pay or other similar arrangement or any prepayment with respect to any of the Oil and Gas Properties that would require Parent or any of its Subsidiaries either to make cash settlements for such production or to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time in any case without then or thereafter receiving full payment therefor exceeding, during any monthly period, two percent (2%) of the current aggregate monthly gas production for such monthly period from the Oil and Gas Properties of Parent and its Subsidiaries.

5.24     Swap Agreements. Schedule 5.24 sets forth, as of the Interim Facility Effective Date, a true and complete list of all Swap Agreements (including any commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons or other commodities) of Borrowers, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

5.25      Location of Real Property and Leased Premises.

(a)       Schedule 5.25 lists completely and correctly as of the Interim Facility Effective Date all Oil and Gas Properties that are Real Property whether leased or owned by

Parent (and its Subsidiaries, as applicable) and the respective addresses (if any), counties and states thereof.

(b)       Parent and each of its Subsidiaries have good and defensible title to all of their Oil and Gas Properties set forth on Schedule 5.25 which constitute Real Property and good and defensible title to all of their Oil and Gas Properties which constitute personal property, except for (i) such imperfections of title which do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of Borrowers or (ii) Permitted Liens. The quantum and nature of the interest of Parent and its Subsidiaries in and to the Oil and Gas Properties as set forth in the most recent Reserve Report includes the entire interest of Parent and its Subsidiaries in such Oil and Gas Properties as of the date of such applicable Reserve Report, and are complete and accurate in all material respects as of the date of such applicable Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of any Borrower in such Oil and Gas Properties except as expressly set forth in the most recent Reserve Report. The ownership of the Oil and Gas Properties by Parent and each of its Subsidiaries shall not in any material respect obligate Parent or any such Subsidiary to bear the costs and expenses relating to the maintenance, development or operations of each such Oil and Gas Property in an amount in excess of the working interest of record of Borrowers in each Oil and Gas Property set forth in the most recent Reserve Report, other than with respect to the ORRI Conveyance pursuant to which Foothills Texas, Inc. retains responsibility for costs and expenses associated with maintenance, development and operations of the Oil and Gas Properties covered by such agreement as set forth therein.

(c)       For current volumes of production of Hydrocarbons from the Oil and Gas Properties of Parent and its Subsidiaries, Parent and each of its Subsidiaries’ marketing, gathering, transportation, processing and treating facilities and equipment, together with any marketing, gathering, transportation, processing and treating contracts in effect between and/or among Parent, its Subsidiaries and any other Person, are sufficient to gather, transport, process and/or treat such volumes of production of Hydrocarbons from such Oil and Gas Properties.

(d)       For reasonably anticipated volumes (in excess of current volumes referred to in clause (c) above) of production of Hydrocarbons from the Oil and Gas Properties of Parent and its Subsidiaries arising after the Interim Facility Effective Date, Parent and each of its Subsidiaries fully expect to acquire sufficient marketing, gathering, transportation, processing and treating facilities and equipment, together with any marketing, gathering, transportation, processing and treating contracts in effect between and/or among Parent, its Subsidiaries and any other Person to gather, transport, process and/or treat such reasonably anticipated volumes of production of Hydrocarbons from the Oil and Gas Properties, and the Projections most recently furnished to Agent and Lenders reflect the anticipated cost and expense of obtaining and rendering the foregoing operational.

5.26     Nature of Business. Neither Parent nor any of its Subsidiaries is engaged in any business other than the Oil and Gas Business within the continental United States.

5.27     Seismic Licenses. To the extent not prohibited by the terms thereof, or any confidentiality agreement, Schedule 5.27 (as amended by Borrowers from time to time) identifies all of the license agreements relating to the performance of seismic exploration on the Oil and

Gas Properties (“Seismic Licenses”) to which Parent and its Subsidiaries are a party. With respect to the Seismic Licenses: (i) all Seismic Licenses are in effect and have not expired or terminated; (ii) neither Parent nor any of its Subsidiaries is in material breach or material default, and there has occurred no event, fact, or circumstance, that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by Parent or any of its Subsidiaries, as applicable, with respect to the terms of any Seismic License except any default by Parent or its Subsidiaries arising solely by virtue of the filing of the Chapter 11 Cases; and (iii) neither Parent, nor any Subsidiary thereof, nor, to the knowledge of Borrowers, any other party to any Seismic License has given written notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Seismic License or any provision thereof. To the extent not prohibited by the terms of the Seismic Licenses or any confidential agreement, all of the transfer fees or similar amounts payable by Parent or any of its Subsidiaries, as applicable, under the terms of the Seismic Licenses upon the consummation of the transactions contemplated herein, or the method of calculating same, are set forth in Schedule 5.27.

5.28     Marketing of Production. Except for (i) contracts listed and in effect on the date hereof on Schedule 5.28, and (ii) contracts thereafter either disclosed in writing to Agent or included in the most recently delivered Reserve Report and, in any case, approved by Agent (with respect to all of which contracts Borrowers represent that they or their Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), Borrowers have no Long Term Fixed Rate Contracts. As used herein, “Long Term Fixed Rate Contracts” means any material agreement that is not cancelable on 60 days notice or less without penalty or detriment for the sale of production from Parent’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertains to the sale of production at a fixed price and (b) has a maturity or expiry date of more than six (6) months from the date of such agreement. Each Borrower (and each of its Subsidiaries) (x) is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract that is computed in accordance with the terms of such contract and none of such proceeds are currently being held in suspense by such purchaser or any other Person and (y) is not having deliveries of production from such Oil and Gas Property curtailed by any purchaser or transporter of production substantially below such property’s delivery capacity. Except as set forth in Schedule 5.28, none of the Oil and Gas Properties of Parent or any Subsidiary thereof) are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days).

5.29     Administrative Priority; Lien Priority. (a)        Subject to the terms of the Bankruptcy Court Orders, after the Interim Bankruptcy Court Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, the Obligations of the Loan Parties and the adequate protection claims granted pursuant to the Bankruptcy Court Orders will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code (and after the Final Bankruptcy Court Order Entry Date, arising or ordered under Section 506(c) of the Bankruptcy Code), subject only to the prior payment of Carve-Out Expense.

(b)       Subject to the terms of the Bankruptcy Court Orders, after the Interim Bankruptcy Court Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, Agent’s Liens and security interests of Agent on the Collateral referred to in Section 3.1(a) hereof shall be valid and perfected first priority Liens, subject only to Permitted Priority Liens.

(c)       The Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

6.1       Accounting System. Maintain a system of accounting that enables Parent and its Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Parent and its Subsidiaries also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales.

6.2       Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 6.2 at the times specified therein.

6.3       Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 6.3 at the times specified therein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year different from that of Parent.

6.4       Guarantor Reports. Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements.

6.5       Inspection. Permit Agent, each Lender and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default then exists, (i) up to two such visits per calendar year shall be at the sole cost of Borrowers (and the Budget shall be deemed to have been increased to account for any costs incurred by or charged to Borrowers for any such action), it being understood and agreed that except as otherwise expressly provided in this Section with respect to visits, nothing in this Section 6.5 shall limit in any respect the obligation of Parent and its Subsidiaries to pay other Obligations and Lender Group Expenses, including, without limitation, all out-of-pocket fees, costs and expenses in connection with the preparation and delivery of Reserve Reports and all fees and charges set forth in the Fee Letter, and (ii) such visits shall be with reasonable prior notice to Administrative Borrower.

                6.6           Maintenance of Properties. Parent and its Subsidiaries will:

(a)       prudently operate their Oil and Gas Properties for the production of Hydrocarbons, operate their other Properties and, to the extent Parent or one of its Subsidiaries is not the operator of a Property in which it has an interest, Borrowers shall use reasonable efforts to cause the operator to operate such Property, in each case in a careful and efficient manner in accordance with the usual and customary practices of the industry, in substantial compliance with all applicable contracts and agreements, in the case of Oil and Gas Properties in accordance with good engineering practices and in all cases in compliance in all respects with all laws, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of their Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not (either individually or in the aggregate) reasonably be expected to result in a Material Adverse Change;

(b)       keep and maintain all Property material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of their material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery, facilities, and marketing, gathering, transportation and processing assets and, from time to time, will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and conditions of such Oil and Gas Properties and other material Properties will be fully preserved and maintained, except to the extent a portion of such assets is no longer capable of producing Hydrocarbons in economically reasonable amounts;

(c)       promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to their material Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder except any default arising solely by virtue of the Chapter 11 Cases; and

(d)       promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting their interests in their material Oil and Gas Properties and other material Properties and all the accompanying elements in quantities and at prices providing for continued efficient and profitable operations of business and do all other things necessary to keep unimpaired, except for Permitted Liens, their rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except any default arising solely by virtue of the Chapter 11 Cases and except to the extent a portion of such properties is no longer capable of producing Hydrocarbons in economically reasonable amounts.

6.7       Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Parent and its Subsidiaries or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Parent and its Subsidiaries will make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower have made such payments or deposits.

                6.8        Insurance.

(a)       At Borrowers’ expense, maintain insurance respecting their and their Subsidiaries assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver copies of all such policies to Agent with an endorsement naming Agent (on behalf of the Lenders) as the a loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever. During the period of the drilling of wells and the construction of any other improvements comprising a part of the Oil and Gas Properties of Borrowers, Borrowers shall, and shall cause its contractors or subcontractors to, obtain and maintain well control insurance (including coverage for costs and redrilling), in such form and amounts as is customary in the industry, and worker’s compensation insurance covering all Persons employed by Borrowers or such contractors or subcontractors, as applicable, or their agents or further subcontractors of any tier in connection with any construction affecting such Oil and Gas Properties, including, without limitation, all agents and employees of Borrowers and their subcontractors with respect to whom death or bodily injury claims could be asserted against Borrowers. If Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. Agent shall have no obligation to obtain insurance for Borrowers or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from Borrowers’ failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)       Administrative Borrower shall give Agent prompt notice of any loss exceeding $100,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $100,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $100,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments.

(c)       Borrowers will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Administrative Borrower shall notify Agent promptly whenever such separate insurance is taken out, specifying the insurer and the type and amount of insurance provided thereunder as to the policies evidencing the same, and copies of such policies shall be provided to Agent promptly after receipt by Loan Parties thereof.

6.9       Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than Environmental Laws (which are addressed in Section 6.12 below) and laws (other than Environmental Laws), rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Each Borrower and each of its Subsidiaries shall obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own their property and to conduct their business as conducted on the Filing Date.

6.10     Leases. Pay when due all rents and other amounts payable under all leases covering any Proved Oil and Gas Property with a Total Reserve Value in excess of $100,000 and any other Real Property material to their business or by which Borrowers’ material properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.11     Existence. At all times preserve and keep in full force and effect each Borrower’s and each of its Subsidiaries’, valid existence and good standing and, except as could not reasonably be expected to result in a Material Adverse Change to Parent and its Subsidiaries, taken as a whole, any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

                6.12     Environmental.

(a)       Keep any Real Property free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)       Comply, in all material respects, with all Environmental Laws and Environmental Permits; obtain and maintain in full force and effect all material Environmental Permits; and conduct all actions, including Response Actions, required under any Environmental Actions or applicable Environmental Laws, and in material compliance with, the requirements of any Governmental Authority and applicable Environmental Laws;

                                (c)       Do or cause to be done all things necessary to prevent any Release in, on, under, to or from any Real Property except in full compliance with applicable Environmental

 Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, under or from any Real Property except those that are used, stored, handled and managed in material compliance with applicable Environmental Laws;

(d)       Undertake all actions, including Response Actions, necessary, at the sole cost and expense of Borrowers, to address (i) any Environmental Action and any obligations thereunder; (ii) any Release at, from or onto any Real Property as required pursuant to Environmental Law or the requirements of any Governmental Authority; and (iii) Environmental Liability;

(e)       Diligently pursue and use commercially reasonable efforts to cause any Person with an indemnity, contribution or other obligation to any of the Loan Parties or their Subsidiaries relating to any Environmental Action or compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner; and shall not amend in any way or waive any or all rights to such obligations without the prior written consent of Agent;

(f)        Upon Agent’s reasonable request, promptly provide to Agent documentation reasonably acceptable to Agent of compliance with items (a) through (e), including, without limitation, within 45 days following a written request of Agent, but no more frequently than once each year unless an Event of Default exists, pursuant to Section 6.12(g) below, or a Default caused by reason of a breach of Sections 5.11 or 6.12 herein, provide Agent with an environmental assessment, including where appropriate any soil and/or groundwater sampling, prepared by an environmental consulting firm reasonably acceptable to Agent, and in form and substance reasonably acceptable to Agent; and

(g)       Promptly, but in any event within 10 days of its obtaining knowledge or receipt of notice thereof, provide Agent with written notice of, and all data, information and reports generated or prepared in connection with, any of the following: (i) an Environmental Lien has been filed or is threatened against the Real Property or any personal property of Parent or any of its Subsidiaries, (ii) commencement of any material Environmental Action or notice that a material Environmental Action will be filed against Parent or any of its Subsidiaries, and (iii) any Release or threatened Release of a reportable quantity, and that could reasonably be expected to result in a material Environmental Liability, in, on, under, at, from or migrating to any Real Property owned, leased or operated by Parent or any of its Subsidiaries, except as otherwise pursuant to and in compliance with the terms and conditions of an Environmental Permit, (iv) any material non-compliance with, or violation of, any Environmental Law applicable to Parent or any of its Subsidiaries, any of Parent or any of its Subsidiaries’ business and any Real Property, (v) any Response Action which could reasonably be expected to result in a material Environmental Liability, (vi) any notice or other communication received by Parent or any of its Subsidiaries from any Person or Governmental Authority relating to any material Environmental Liability.

6.13     Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

6.14     Control Agreements. As required herein, take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.11) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter-of-credit rights.

6.15     Formation of Subsidiaries. To the extent expressly permitted under this Agreement, if at the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Interim Facility Effective Date, prior to formation or acquisition, such Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement or to the Guaranty (as the Agent shall determine), together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Priority Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16     Further Assurances. At any time upon the request of Agent, Borrowers shall execute or deliver to Agent, and shall cause their Subsidiaries to execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens with respect to Oil and Gas Properties and all of the other properties and assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Parent or any of its Subsidiaries after the Interim Facility Effective Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents (and the Budget shall be deemed to have been increased to account for any costs charged to Borrower for any such action). To the maximum extent permitted by applicable law, Parent and its Subsidiaries authorize Agent to execute any such Additional Documents in their or their Subsidiaries’ names, as applicable and to file such executed Additional Documents in any appropriate filing office. With respect to any Oil and Gas Property that Parent or any of its Subsidiaries acquires after the Interim Facility Effective Date or any post Interim Facility Effective Date discovery and/or confirmation of the existence of Hydrocarbons in any property owned or leased by Parent or of its Subsidiaries that is not subject to an existing Mortgage, Parent and its Subsidiaries shall promptly: (a) notify Agent of such acquisition (not more than 5 Business Days after such acquisition), (b) execute and deliver to Agent such additional Mortgages or amendments to the Mortgages or such other documents as Agent shall deem necessary or advisable to grant to Agent, for the benefit of the Lenders and Bank Product Providers , a perfected first priority Lien on such Oil and Gas Property (subject to Permitted Priority Liens); and (c) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of Mortgages (within 20 days after Agent’s request therefor), or UCC financing statements in such jurisdictions as may be requested by Agent, and the Budget shall be deemed to have been increased to account for any costs incurred by or charged to Borrower for any of the foregoing actions. The assurances contemplated by this Section 6.16 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by Agent) whether or not the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

6.17     Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant hereto, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

6.18     Intellectual Property. Parent and each Subsidiary will conduct its business and affairs without material infringement of or material interference with any intellectual property of any other Person.

6.19     Exercise of Rights. Borrowers shall enforce all of its material rights, including, without limitation, all material indemnification rights, and pursue all material remedies available to Borrowers with diligence and in good faith in connection with the enforcement of any such rights.

                6.20     [Intentionally Deleted].

6.21     Title Information. The Parent and its Subsidiaries shall deliver title information in form and substance reasonably acceptable to Agent so that Agent shall have received, together with title information previously delivered to Agent, satisfactory title information on at least 80% of the Total Reserve Value of the Oil and Gas Properties evaluated by the most recent Reserve Report. If Parent and its Subsidiaries do not comply with the requirements to provide acceptable title information covering 80% of the Total Reserve Value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Agent may establish that a reserve against the Maximum Revolver Amount pursuant to Section 2.1(b) will be applied in an amount as determined by the Required Lenders to cause Parent and its Subsidiaries to be in compliance with the requirement to provide acceptable title information on 80% of the Total Reserve Value of the Proved Oil and Gas Properties pursuant to this Section 6.21.

6.22     Swap Agreements. The Loan Parties shall maintain at all times Swap Agreements for Hydrocarbon Interests in form and substance satisfactory to Agent and the Required Lenders, with an Approved Counterparty and the notional volumes for which (when aggregated with all other Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to the other Swap Agreements) are in amounts satisfactory to Agent and the Required Lenders.

6.23     Assignment of Government Contracts. Promptly, and in no event later than 5 Business Days after the entry of any material contract or other material arrangement with the United States or any other Governmental Authority (but in any event any agreement that could reasonably be expected to give rise to Accounts from any Governmental Authority exceeding $100,000 in the aggregate during any calendar year), deliver to Agent (a) copies of each such contract, (b) each amendment or modification of any such contract, (c) consents to assignments of each such contract executed by the customer party to such contract and (d) such Additional Documents as the Agent may require in accordance with Section 6.16.

                6.24     Post Closing Obligations.  [Intentionally Deleted].

7.             NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

7.1       Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)       Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b)       Indebtedness under the Pre-Petition Credit Facility, the Pre-Petition Swap Obligations and the other Indebtedness set forth on Schedule 5.16;

(c)        Permitted Purchase Money Indebtedness;

(d)        endorsement of instruments or other payment items for deposit;

(e)        Indebtedness associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties; provided, that (i) such bond or surety obligation is incurred in the ordinary course of business to support plug and abandonment, general liability or operator obligations or any future Governmental Requirements not existing on the Interim Facility Effective Date in respect of an Oil and Gas Property of a Borrower, and (ii) neither any Borrower nor any Subsidiary thereof will create, incur or suffer to exist any Lien on any of its assets or properties (whether by contract, statute, suretyship law or otherwise) in respect of any such bond or surety obligation except for any Lien arising under clause (j) of the definition of Permitted Lien;

                                (f)         Indebtedness composing Permitted Investments;

                                (g)        intercompany Indebtedness described in Section 7.12(a); and

(h)       Indebtedness under Swap Agreements in the ordinary course of business, for non-speculative purposes and to the extent permitted under Section 7.23.

7.2       Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

                7.3        Restrictions on Fundamental Changes.

(a)       Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock;

(b)       Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or

(c)       Suspend or go out of a substantial portion of its or their business;

provided, that any Borrower (except Parent) or Guarantor may merge with or into any other Borrower or Guarantor and any Guarantor may merge with or into a Borrower, so long as (i) in the case of a merger of a Guarantor with a Borrower, such Borrower is the surviving entity, (ii) no other provision of this Agreement would be violated thereby, (iii) Agent receives at least 30 days’ prior written notice of such merger, (iv) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (v) Agent’s and Lenders’ rights in any Collateral (other than the equity interest in such non-surviving entity), including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation.

7.4       Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Parents’ or its Subsidiaries’ assets, including the Stock of any of their Subsidiaries.

7.5       Change of Jurisdiction, Corporate Name or Location; Change of Fiscal Year. (a) Change Parent’s or any Subsidiary’s jurisdiction of organization and/or organization and/or organizational identification number (if any), (b) change their corporate name or (c) change their chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any

Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, neither Parent nor any Subsidiary shall change its location, name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. Neither Parent nor any Subsidiary shall change its fiscal year.

7.6       Nature of Business. Make any change in the nature of their business as described in Schedule 7.6 or, to the extent permitted hereunder, acquire any properties or assets that are not reasonably related to the conduct of such business activities.

7.7       Prepayments and Amendments.

(a)       optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Subsidiary of any Borrower, other than the Obligations in accordance with this Agreement;

(b)       make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions applicable thereto, or

(c)       directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) or (c), or (ii) any other Material Contract except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

7.8       Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9       Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding.

7.10     Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP).

7.11     Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (a) Administrative Borrower may make loans and advances to another Borrower in the ordinary course of business and (b) Borrowers shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account or Securities Account other than in accordance with Section 2.7(c).

7.12     Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower or any Subsidiary of a Borrower except for:

(a)       transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent and its Subsidiaries, on the one hand, and any Affiliate of Parent and its Subsidiaries, on the other hand, so long as such transactions (i) have individually a value of less than $250,000, (ii) are upon fair and reasonable terms, (iii) are in the Budget and have been fully disclosed to Agent and the Required Lenders, and (iv) are no less favorable to Parent and its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b)       the payment of reasonable director, officer and employee compensation (including bonuses) and other reasonable benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, each made in the ordinary course of business and consistent with industry practice; and

(c)       each transaction between Parent or its Subsidiaries and any Affiliates thereof entered into on or before the Interim Facility Effective Date and as described on Schedule 7.12.

7.13     Use of Proceeds. Use the proceeds of the Advances for any purpose other than (i) to pay fees, costs, and expenses incurred in connection with this Agreement and the other Loan Documents and (ii) for expenditures consistent with the Budget and the terms and conditions hereof, provided, however, during the Interim Period no proceeds of the Advances may be used for any investigation of prepetition secured claims, and during the Final Period not more than $25,000 of proceeds of Advances may be used for any such investigation of prepetition secured claims.

                7.14     [Intentionally Deleted].

7.15     Forward Sales. Except in accordance with the ordinary course of the Oil and Gas Business, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which Parent or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

7.16     Oil and Gas Imbalances. Enter into any contracts or agreements which guarantee production of Hydrocarbons (other than Swap Agreements otherwise permitted under Section 6.22) and shall not hereafter allow gas imbalances, take-or-pay or other similar arrangement or any prepayment with respect to their Oil and Gas Properties that would require Parent or any of its Subsidiaries either to make cash settlements for such production or to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time in any case without then or thereafter receiving full payment therefor to exceed, during any monthly period, two percent (2%) of the current aggregate monthly gas production for such monthly period from the Oil and Gas Properties of Parent and its Subsidiaries.

                 7.17       Marketing Activities.

(a)       Engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonable estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of Borrowers that Borrowers have the right to market pursuant to Hydrocarbon Interests, joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) that have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

(b)       All Hydrocarbon produced from the Oil and Gas Properties of Borrowers shall be marketed on an arm’s-length basis using one or more Persons that are not Affiliates of Borrowers.

7.18     Sale Leasebacks. Engage in any sale leaseback, synthetic lease or similar transaction involving any of their assets.

7.19     Cancellation of Indebtedness. Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of their business consistent with past practice.

7.20     No Amendment of Governing Documents. Amend, modify, supplement, restate or otherwise change their Governing Documents to the extent adverse to the rights or interests of the Lenders without the prior written consent of the Required Lenders.

7.21     No Impairment of Intercompany Transfers; Negative Pledge. (a) Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of a Borrower to such Borrower or (b) directly or indirectly enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement) that prohibits, restricts or imposes any condition upon the ability of Parent or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets; provided, however, that the preceding restriction in clause (b) shall not apply to any prohibition, restriction or imposition arising under or by reason of (i) any operating lease (other than a lease of Oil and Gas Properties) entered into as lessee by Parent or any of its Subsidiaries in the ordinary course of business with respect to the asset leased, (ii) any Permitted Lien securing Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness, but only to the extent restricting on customary terms the transfer of an asset subject to such Permitted Lien, and (iii) any prohibition, restriction or imposition of a condition with respect to a Subsidiary of a Borrower imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the equity or Property of such Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition, provided that (A) such agreement is entered into in connection with a sale or disposition that would constitute a Permitted Disposition and (B) at the time such agreement is entered into no Default or Event of Default then exists.

            7.22       [Intentionally Deleted].

7.23       Swap Agreements. (i) Enter into any Swap Agreements other than Swap Agreements entered into pursuant to Section 6.22 or (ii) terminate the Pre-Petition Swap Obligations other than pursuant to the written instruction of the Agent.

7.24       Bankruptcy Court Orders; Administrative Priority.

(a)       At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by Agent and the Lenders;

(b)       at any time, suffer to exist a priority for any allowed administrative expense or unsecured claim against any Borrower (now existing or hereafter arising of any kind or nature whatsoever), including, without limitation, any allowed administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code (and after the Final Bankruptcy Court Order Entry Date, arising or ordered under Section 506(c) of the Bankruptcy Code), equal or superior to the priority of Agent in respect of the Obligations or the adequate protection claims granted pursuant to the Bankruptcy Court Orders, except for the Carve-Out Expenses and except as provided in the Bankruptcy Court Orders;

(c)       at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of Agent in respect of the Collateral, except for Permitted Priority Liens;

(d)       prior to the date on which the Obligations have been paid in full in cash, Borrowers shall not pay any allowed administrative expense claims except as follows, and in the following order of priority: (i) fees payable to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 and to the clerk of the Bankruptcy Court, (ii) the Carve-Out Expenses, (iii) the adequate protection claims granted pursuant to the Bankruptcy Court Orders, (iv) the Obligations due and payable hereunder and (v) all other allowed administrative expenses; and

(e)       except as otherwise consented to by Agent, Borrowers shall not make any payment pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), whether or not permitted by the Bankruptcy Court Orders, at any time after an Event of Default has occurred and for so long as it is continuing.

7.25     Limitation on Prepayments of Pre-Petition Obligations. Except as otherwise permitted pursuant to the Bankruptcy Court Orders, as set forth in the Budget, or as consented by Agent, (a) make any payment or prepayment on or redemption or acquisition for value

(including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Obligations of any Loan Party, in each case, incurred prior to the Filing Date, (b) pay any interest on any Pre-Petition Obligations of any Loan Party (whether in cash, in kind securities or otherwise), or (c) make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Bankruptcy Court for the authority to do any of the foregoing; provided, that Borrowers (i) subject to the Carve-Out Expenses, may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code, (ii) may make payments permitted by the “first day” orders and orders approving the assumption of executory contracts and unexpired leases, in each case, and approved by Agent, (iii) may make payments in accordance with the Budget and (iv) to the extent required by the Bankruptcy Court Orders, may make payments in respect of the Pre-Petition Obligations to the agent and the lenders under the Pre-Petition Credit Facility. In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition which such Loan Party is prohibited from making under the provisions of this Section 7.25.

7.26     Prosecution of Claims Against Agent or Lenders. Use proceeds of pre-petition Collateral or proceeds of the Loans hereunder to pay for prosecution of claims against Agent or Lenders.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1        If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations, or (b) all or any portion of the principal of the Obligations;

8.2         If Parent or any of its Subsidiaries;

(a)       fail to perform or observe any covenant or other agreement contained in any of Sections 2.7, 6.2, 6.3, 6.4, 6.5, 6.8, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.22, 6.24 and Section 7 of this Agreement;

(b)       fail to perform or observe any covenant or other agreement contained in any of Sections 6.6, 6.7, 6.9, and 6.10 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent; or

(c)       fail to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent;

8.3       If any material portion of Parent or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Subsidiary;

8.4       [Intentionally Deleted]

8.5       a Material Adverse Deviation shall have occurred;

8.6       If Parent or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7       If one or more judgments, orders, or awards involving an aggregate amount of $500,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against Parent or any of its Subsidiaries or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary;

8.8       If there is a default (other than a default by a Borrower arising solely by virtue of the filing of the Chapter 11 Cases) in one or more agreements to which Parent or any of its Subsidiaries is a party with one or more third Persons relative to Indebtedness of Parent or any of its Subsidiaries involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Subsidiary’s obligations thereunder;

8.9       If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.10     If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (except as expressly permitted by Section 7.3 of this Agreement);

8.11     If any Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) to the extent such Collateral has an aggregate fair market value of less than $250,000;

8.12     If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Parent or any of its Subsidiaries, or a proceeding shall be commenced by Parent or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over Parent or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Parent or any of its Subsidiaries shall deny that it has any liability or obligation purported to be created under any Loan Document;

8.13     The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Parent or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Change;

8.14     The indictment of Parent or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against Parent or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person which would result in a Material Adverse Change;

8.15     If (i) an ERISA Event shall occur with respect to a Pension Plan that has resulted or could reasonably be expected to result in liability of Parent and its Subsidiaries, either individually or in the aggregate, under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $250,000; or (iii) Parent or any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000;

8.16	Any Material Adverse Change shall have occurred since the Filing Date;

8.17     The Interim Bankruptcy Court Order or the Final Bankruptcy Order shall have been stayed, amended, modified, reversed or vacated;

8.18     The Final Bankruptcy Court Order shall not have been entered by the Bankruptcy Court on or prior to March 16, 2009;

8.19     An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or any Borrower shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (a) a trustee under Section 1104 of the Bankruptcy Code, or (b) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

8.20     An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to cases under Chapter 7 of the Bankruptcy Code;

8.21     An order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (a) contain a provision for termination of the Commitment and payment in full in cash of all Obligations of Borrowers hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof and (b) provide for the continuation of the Liens and security interests and priorities granted to Agent until such plan effective date;

8.22     An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the Commitment, and the payment in full in cash of all Obligations of Borrowers hereunder and under the other Loan Documents upon entry thereof;

8.23     An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of Agent and the Lenders, (a) to revoke, reverse, stay, modify, supplement or amend any the Bankruptcy Court Orders, (b) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Loan Parties equal or superior to the priority of Agent and the Lenders in respect of the Obligations, except for the Carve-Out Expenses, or (c) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien;

8.24     An order shall be entered by the Bankruptcy Court granting relief from the automatic stay of Section 362 of the Bankruptcy Code with respect to any Collateral having a value in excess of $50,000;

8.25     An application for any of the orders described in Section 8.19 through Section 8.24 above shall be made by a Person and such application is not contested by Borrowers in good faith and the relief requested is granted in an order that is not stayed pending appeal;

8.26     (a) except as permitted under the Bankruptcy Court Orders, any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Agent or the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (b) any of Agent’s Liens or security interests created by this Agreement, any other Loan Document or the Bankruptcy Court Orders shall, for any reason, cease to be valid or (c) except as permitted under the Bankruptcy Court Orders, any action is commenced by any Loan Party which contests the validity, perfection or enforceability of any of the Agent’s Liens and security interests of Agent or the Lenders created by the Bankruptcy Court Orders, this Agreement, or any other Loan Document; or

8.27     The Bankruptcy Court Orders, any security document related to this Agreement or any order entered by the Bankruptcy Court after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Agent and the Lenders on any Collateral purported to be covered thereby, subject to the Permitted Priority Liens.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1       Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Agent at the request of the Required Lenders for the benefit of the Lender Group may without further notice of, or application to, the Bankruptcy Court, or other notice or demand, all of which are waived by Borrowers:

(a)       Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)       Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)       Foreclose any or all of the Liens on all of the Collateral and sell the Real Property Collateral or Oil and Gas Properties or cause the Real Property Collateral or Oil and Gas Properties to be sold in accordance with applicable law and the Bankruptcy Court Orders, and exercise any and all other rights or remedies available to Agent, on behalf of the Lender Group, under any of the Loan Documents, at law or in equity with respect to the Collateral;

(d)       Terminate this Agreement and any of the other Loan Documents (other than the Bankruptcy Court Orders, except to the extent provided for therein) as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations; and

(e)       The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

9.2       Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If Parent or any of its Subsidiaries fail to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fail to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1     Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2     The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

11.3     Indemnification. Each Borrower shall pay, indemnify, defend, and hold Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or Release of Hazardous Materials, any Environmental Actions, any Environmental Liabilities or any Response Actions related in any way to any assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such

Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Parent and its Subsidiaries in care of Administrative Borrower or Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	Foothills Resources, Inc.

4540 California Avenue, Suite 550

Bakersfield, California 93309

Attn: Kirk Bosché, Chief Financial Officer

Fax No. (661) 716-1340

If to Agent:	Regiment Capital Special Situations Fund III, L.P.

222 Berkley Street, 12th Floor

Boston, Massachusetts 02116

Attn: Kyle O’Neill

Fax No. (617) 488-1688

with copies to:	Andrews Kurth LLP

450 Lexington Avenue

New York, NY 10017

Attn: James Donnell, Esq.

Fax No.: (212) 850-2929

If to Lenders:	To the addresses set forth on the signature pages under each Lender’s name.

Agent, any Lender and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)       THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.

(b)       IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING OR REFUSES TO EXERCISE JURISDICTION OVER ANY OF THE FOLLOWING, THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUMNONCONVENIENSOR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)       BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
14.1	Assignments and Participations.

(a)       Any Lender may at any time assign and delegate to one or more assignees (each an “Assignee”) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent of $500,000) (except such minimum amount shall not apply to (i) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or an Approved Fund, or (ii) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $500,000); provided, however, that notwithstanding anything contained in this Section 14.1 to the contrary, (A) a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (1) providing any notice to Agent or any other Person or (2) delivering an executed Assignment and Acceptance to Agent, (B) Borrower and Agent may continue to deal solely and directly with the assigning Lender until an Assignment and Acceptance has been delivered to Agent and the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500, (C) the failure of such assigning Lender to deliver an Assignment and Acceptance to Agent or any other Person shall not affect the legality, validity or binding effect of such assignment, and (D) an Assignment and Acceptance between an assigning Lender and its Affiliate shall be effective as of the date specified in such Assignment and Acceptance.

(b)       From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 18.9(a) of this Agreement.

(c)       By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)       Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 14.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)       Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Parent or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 14.1(e) are solely for the benefit of the Lender Group and Borrowers shall not have any rights as third party beneficiaries of any such provisions.

(f)        In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 18.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)       Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2     Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrowers from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof.

15.	AMENDMENTS; WAIVERS.

15.1     Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Administrative Borrower (on behalf of all Borrowers), do any of the following:

                (a)          increase or extend any Commitment of any Lender,

(b)       postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)       reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)       change the Pro Rata Share that is required to take any action hereunder,

(e)       amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f)        other than as permitted by Section 16.11, release Agent’s Lien in and to any of the Collateral,

(g)       change the definition of “Required Lenders” or “Pro Rata Share”,

(h)       contractually subordinate any of Agent’s Liens or modify, waive or subordinate the super priority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents),

(i)         other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrowers or any Guarantor from any obligation for the payment of money,

(j)         amend any of the provisions of Section 2.4(b)(i) or (ii),

(k)       change the definition of Budget, Maximum Revolver Amount, , or change Section 2.1(c), or

(l)         amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Issuing Lender, as applicable, affect the rights or duties of Agent or Issuing Lender as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

                15.2        Replacement of Lenders.

(a)       If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, or (ii) any Lender (an “Increased  Cost Lender”; Increased Cost Lenders and Holdout Lenders are each referred to herein as “Replaceable Lenders”) shall give notice to Administrative Borrower that such Lender is entitled to receive payments under Section 2.14, then Agent or Administrative Borrower, upon at least 5 Business Days prior irrevocable notice to the Replaceable Lender, may permanently replace the Replaceable Lender with one or more substitute Lenders (each, a “Replacement Lender”; provided, that no Borrower, Guarantor or Permitted Holder or Affiliate of a Borrower, Guarantor or Permitted Holder shall be permitted to become a Replacement Lender), and the Replaceable Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Replaceable Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)       Prior to the effective date of such replacement, the Replaceable Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Replaceable Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) but without any premium or penalty of any kind whatsoever. If the Replaceable Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Replaceable Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Replaceable Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Replaceable Lender hereunder and under the other Loan Documents, the Replaceable Lender shall remain obligated to make the Replaceable Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3     No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.	AGENT; THE LENDER GROUP.

16.1     Appointment and Authorization of Agent. Each Lender hereby designates and appoints Regiment as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and Borrowers shall have no rights as a third party beneficiary of any of such provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Regiment is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent and its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2     Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3     Liability of Agent. None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent and its Subsidiaries.

16.4     Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5     Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6     Credit Decision. Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers or any other Person party to a Loan Document that may come into the possession of any of Agent-Related Persons.

16.7     Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Parent or its Subsidiaries are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

               16.8      Agent in Individual Capacity. Regiment and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Regiment were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Regiment or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Regiment in its individual capacity.

16.9     Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation or removal of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. At any time, Agent may be removed upon prior notice from the Required Lenders to Agent and the other Lenders. If Agent has been removed by the Required Lenders, Required Lenders may agree in writing to replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10   Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11     Collateral Matters.

(a)       The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Parent nor any of its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or any of its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)       Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Parent or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

            16.12      Restrictions on Actions by Lenders; Sharing of Payments.

(a)       Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or any of its Subsidiaries or any deposit accounts of Parent or any of its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan

Document against the Borrowers or Guarantors or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)       If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.13   Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.14   Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.15   Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.16   Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)       is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent and its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)       expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)       expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d)       agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.9, and

(e)       without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or any of its Subsidiaries to Agent that has not been contemporaneously provided by Parent or any of its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or any of its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.17   Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint)

obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.	WITHHOLDING TAXES.

(a)       All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes and Other Taxes, and in the event any deduction or withholding of Indemnified Taxes and Other Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 17(a). If any Indemnified Taxes and Other Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Indemnified Taxes and Other Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 17(a) after withholding or deduction for or on account of any Indemnified Taxes and Other Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax and Other Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b)       If a Lender claims an exemption from United States withholding tax, Lender agrees with and in favor of Agent and any Borrower, to deliver to Agent:

(i)        if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(ii)       if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower;

(iii)      if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower; or

(iv)      such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or any Borrower.

Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, each such Lender agrees that it will deliver, upon Administrative Borrower’s written request, updated versions of the foregoing documents whenever they have become obsolete or inaccurate in any material respect, together with such other forms or documents as may be required in order to confirm or establish the entitlement of such Lender to continued exemption from or reduction of withholding tax, but only if, and to the extent that, such Lender is eligible for such exemption or reduction.

(c)       If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower.

Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)       If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s documentation provided pursuant to Sections 17(b) or 17(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 17(b) or 17(c), if applicable.

(e)       If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 17 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f)        If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 17, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(g)       If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower paid additional amounts pursuant to this Section 17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be repaid to Agent or such Lender by such Borrower in the event that Agent or such Lender is required to repay such refund to such governmental authority. This section shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

18.	GENERAL PROVISIONS.

18.1     Effectiveness. This Agreement shall be binding and deemed effective (a) when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof and (b) with respect to the interim and final facilities hereunder, upon the occurrence of the Interim Facility Effective Date or the Final Facility Effective Date, as the case may be.

18.2     Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.3     Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5     Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

18.6     Lender-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and Borrowers, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to Borrowers arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Borrowers, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

18.7     Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.8     Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

            18.9       Confidentiality.

(a)       Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent or any of its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, including, without limitation, as may be required by the Chapter 11 Cases, (iv) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, prospective assignment, sale, prospective sale, participation, prospective participation or pledge or prospective or pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignment, sale, prospective sale, participation, prospective participation or pledge or prospective or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 18.9(a) shall survive for 2 years after the payment in full of the Obligations.

(b)       Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

18.10   Lender Group Expenses. Subject to the terms of the Bankruptcy Court Orders, without prior application to, or approval by, the Bankruptcy Court, the Lender Group Expenses shall be due and payable on a monthly basis after receipt of an invoice from Agent setting forth in reasonable detail the Lender Group Expenses for which payment is being demanded unless otherwise waived by Agent. Borrowers agree, subject to the terms of the Bankruptcy Court Orders, to pay any and all Lender Group Expenses as set forth above and agrees that its obligations contained in this Section 18.10 shall survive payment or satisfaction in full of all other Obligations.

18.11   USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Act.

18.12   Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

18.13   Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 18.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

18.14   Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee or successor in interest of any Loan Party in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code or any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and the Lenders and their respective assigns, transferees and endorsees. The Agent’s Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code, or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent or any of the Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

18.15   Priority of Terms. To the extent of any conflict between or among (i) the express terms or provisions of any of the Loan Documents (excluding the Bankruptcy Court Orders), on the one hand, and (ii) the terms and provisions of the Bankruptcy Court Orders, on the other hand, the terms and provisions of the Bankruptcy Court Orders shall govern, and notwithstanding anything else to the apparent contrary herein or in any other Loan Document (excluding the Bankruptcy Court Orders), no Default or Event of Default shall arise hereunder or hereunder if a Loan Party is unable to perform or observe any term or provision hereof because such action would otherwise violate a term or provision of the Bankruptcy Court Orders.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

FOOTHILLS RESOURCES, INC.,

as Borrower

By:	/s/ W. Kirk Bosché
Name:	W. Kirk Bosché
Title:	Chief Financial Officer

FOOTHILLS CALIFORNIA, INC.,

as Borrower

By:	/s/ W. Kirk Bosché
Name:	W. Kirk Bosché
Title:	Chief Financial Officer

FOOTHILLS OKLAHOMA, INC.,

as Borrower

By:	/s/ W. Kirk Bosché
Name:	W. Kirk Bosché
Title:	Chief Financial Officer

FOOTHILLS TEXAS, INC.,

as Borrower

By:	/s/ W. Kirk Bosché
Name:	W. Kirk Bosché
Title:	Chief Financial Officer

REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P., as Agent and as a Lender

By:	/s/ Richard T. Miller
Name:	Richard T. Miller
Title:	Authorized Signatory

EXHIBITS AND SCHEDULES

1.	DEFINITIONS AND CONSTRUCTION	1
1.1	Definitions	1
1.2	Accounting Terms	1
1.3	Code	1
1.4	Construction	1
1.5	Schedules and Exhibits	2
2.	LOAN AND TERMS OF PAYMENT.	2
2.1	Revolver Advances.	2
2.2	[Intentionally Deleted]	3
2.3	Borrowing Procedures and Settlements.	3
2.4	Payments.	7
2.5	Overadvances	11
2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	11
2.7	Cash Management.	14
2.8	Crediting Payments	15
2.9	Designated Account	15
2.10	Maintenance of Loan Account; Statements of Obligations	15
2.11	Fees	16
2.12	Letters of Credit.	16
2.13	[Intentionally Deleted].	19
2.14	Capital Requirements	19
2.15	[Intentionally Deleted].	19
2.16	Joint and Several Liability of Borrowers.	19
3.	SECURITY AND ADMINISTRATIVE PRIORITY.	22
3.1	Collateral; Grant of Lien and Security Interest	22
3.2	Administrative Priority	23
3.3	Grants, Rights and Remedies	23
3.4	No Filings Required	24
3.5	Survival	24
3.6	Further Assurances	24
4.	CONDITIONS; TERM OF AGREEMENT.	25
4.1	Conditions Precedent to Interim Facility Effectiveness and Final Facility Effectiveness	25
4.2	Conditions Precedent to all Extensions of Credit	25
4.3	Term	26
4.4	Effect of Termination	26
4.5	Early Termination by Borrowers	26
5.	REPRESENTATIONS AND WARRANTIES.	26
5.1	No Encumbrances	27
5.2	Margin Stock	27
5.3	Brokers	27

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5.4	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number, Commercial Tort Claims	27
5.5	Due Organization and Qualification; Compliance with Laws; Subsidiaries	28
5.6	Due Authorization; No Conflict.	29
5.7	Litigation	31
5.8	No Material Adverse Change	31
5.9	Fraudulent Transfer	32
5.10	Employee Benefits	32
5.11	Environmental Condition	32
5.12	Intellectual Property	33
5.13	Leases	33
5.14	Deposit Accounts and Securities Accounts	33
5.15	Complete Disclosure	34
5.16	Indebtedness	34
5.17	Material Contracts	34
5.18	Government Regulation	34
5.19	Foreign Assets Control Regulations, Etc.	35
5.20	Insurance and Bonds	35
5.21	Government Contracts	35
5.22	Taxes	36
5.23	Gas, Imbalances, Prepayments	36
5.24	Swap Agreements	36
5.25	Location of Real Property and Leased Premises.	36
5.26	Nature of Business	37
5.27	Seismic Licenses	38
5.28	Marketing of Production	38
5.29	Administrative Priority; Lien Priority	38
6.	AFFIRMATIVE COVENANTS.	39
6.1	Accounting System	39
6.2	Collateral Reporting	39
6.3	Financial Statements, Reports, Certificates	39
6.4	Guarantor Reports	39
6.5	Inspection	39
6.6	Maintenance of Properties	40
6.7	Taxes	41
6.8	Insurance	41
6.9	Compliance with Laws	42
6.10	Leases	42
6.11	Existence	42
6.12	Environmental.	42
6.13	Disclosure Updates	43
6.14	Control Agreements	44
6.15	Formation of Subsidiaries	44
6.16	Further Assurances	44
6.17	Material Contracts	45
6.18	Intellectual Property	45

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6.19	Exercise of Rights	45
6.20	[Intentionally Deleted]	45
6.21	Title Information	45
6.22	Swap Agreements	46
6.23	Assignment of Government Contracts	46
6.24	Post Closing Obligations	46
7.	NEGATIVE COVENANTS.	46
7.1	Indebtedness	46
7.2	Liens	47
7.3	Restrictions on Fundamental Changes.	47
7.4	Disposal of Assets	47
7.5	Change of Jurisdiction, Corporate Name or Location; Change of Fiscal Year	47
7.6	Nature of Business	48
7.7	Prepayments and Amendments	48
7.8	Change of Control	48
7.9	Distributions	48
7.10	Accounting Methods	48
7.11	Investments	48
7.12	Transactions with Affiliates	49
7.13	Use of Proceeds	49
7.14	[Intentionally Deleted]	49
7.15	Forward Sales	49
7.16	Oil and Gas Imbalances	49
7.17	Marketing Activities	50
7.18	Sale Leasebacks	50
7.19	Cancellation of Indebtedness	50
7.20	No Amendment of Governing Documents	50
7.21	No Impairment of Intercompany Transfers; Negative Pledge	50
7.22	[Intentionally Deleted]	51
7.23	Swap Agreements	51
7.24	Bankruptcy Court Orders; Administrative Priority	51
7.25	Limitation on Prepayments of Pre-Petition Obligations	52
7.26	Prosecution of Claims Against Agent or Lenders	52
8.	EVENTS OF DEFAULT.	52
9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.	56
9.1	Rights and Remedies	56
9.2	Remedies Cumulative	56
10.	TAXES AND EXPENSES.	56
11.	WAIVERS; INDEMNIFICATION.	57
11.1	Demand; Protest; etc	57
11.2	The Lender Group’s Liability for Collateral	57
11.3	Indemnification	57

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12.	NOTICES.	58
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	59
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	60
14.1	Assignments and Participations.	60
14.2	Successors	62
15.	AMENDMENTS; WAIVERS.	62
15.1	Amendments and Waivers	62
15.2	Replacement of Lenders.	63
15.3	No Waivers; Cumulative Remedies	64
16.	AGENT; THE LENDER GROUP.	64
16.1	Appointment and Authorization of Agent	64
16.2	Delegation of Duties	65
16.3	Liability of Agent	65
16.4	Reliance by Agent	66
16.5	Notice of Default or Event of Default	66
16.6	Credit Decision	66
16.7	Costs and Expenses; Indemnification	67
16.8	Agent in Individual Capacity	68
16.9	Successor Agent	68
16.10	Lender in Individual Capacity	68
16.11	Collateral Matters.	69
16.12	Restrictions on Actions by Lenders; Sharing of Payments.	69
16.13	Agency for Perfection	70
16.14	Payments by Agent to the Lenders	70
16.15	Concerning the Collateral and Related Loan Documents	70
16.16	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	70
16.17	Several Obligations; No Liability	71
17.	WITHHOLDING TAXES.	72
18.	GENERAL PROVISIONS.	74
18.1	Effectiveness	74
18.2	Section Headings	74
18.3	Interpretation	74
18.4	Severability of Provisions	75
18.5	Bank Product Providers	75
18.6	Lender-Creditor Relationship	75
18.7	Counterparts; Electronic Execution	75
18.8	Revival and Reinstatement of Obligations	75
18.9	Confidentiality.	76
18.10	Lender Group Expenses	76
18.11	USA PATRIOT Act	76

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18.12	Integration	77
18.13	Parent as Agent for Borrowers	77
18.14	Parties Including Trustees; Bankruptcy Court Proceedings	77
18.15	Priority of Terms	78

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule P-1	Permitted Holders
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 4.1	Conditions Precedent to Interim and Final Facility Effectiveness
Schedule 5.1	Real Property, Leases, Encumbrances, Rights to Purchase
Schedule 5.4(a)	States of Organization
Schedule 5.4(b)	Chief Executive Offices
Schedule 5.4(c)	Organizational Identification Numbers
Schedule 5.4(d)	Commercial Tort Claims
Schedule 5.5(b)	Capitalization of Borrower
Schedule 5.5(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.5(d)	Subscriptions, Options, Warrants, Calls
Schedule 5.7	Litigation
Schedule 5.11	Environmental Matters
Schedule 5.12	Intellectual Property
Schedule 5.13	Leases
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 5.16	Permitted Indebtedness
Schedule 5.17	Material Contracts
Schedule 5.20	Insurance; Bonds
Schedule 5.21	Government Contracts
Schedule 5.22	Taxes
Schedule 5.23	Gas Imbalances
Schedule 5.24	Swap Agreements
Schedule 5.25	Oil and Gas Properties
Schedule 5.27	Seismic Licenses
Schedule 5.28	Marketing of Production
Schedule 6.2	Collateral Reporting
Schedule 6.3	Financial Statements, Reports, Certificates
Schedule 7.6	Nature / Description of Business
Schedule 7.12	Transactions with Affiliates

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Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or its Subsidiaries.

“Act” has the meaning specified therefor in Section 18.11.

“Additional Documents” has the meaning specified therefor in Section 6.17.

“Administrative Borrower” has the meaning specified therefor in Section 18.13.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of any Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” mean the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents and the Bankruptcy Court Orders.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, or (b) any other Person approved by the Agent in writing.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank Product” means any financial accommodation extended to Borrowers or their Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Swap Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrowers or their Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrowers or their Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrowers or their Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Borrower or its Subsidiaries.

“Bank Product Provider” means any Lender or any Affiliate of a Lender providing one or more Bank Products to Parent or any of its Subsidiaries.

“Bank Product Reserve” means, as of any date of determination, an amount equal to the amount of reserves that Agent has established from time to time in connection with Swap Agreements based upon the Agent’s reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of the Swap Agreements.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.

“Bankruptcy Court Orders” means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

“Base Rate” means 12.0% per annum.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrowers” has the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made, converted or continued on the same day by the Lenders (or Agent on behalf thereof) or by Agent in the case of a Protective Advance.

“Budget” means the Budget attached as Annex I hereto, as may be updated or supplemented from time to time pursuant to Schedule 6.3 or otherwise, in form and substance acceptable to Agent and the Required Lenders, setting forth cash collections and disbursements of the Borrowers and the net crude oil and natural gas sales of the Borrowers for the periods covered thereby, through the Final Maturity Date (as defined in clause (b) thereof).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carve-Out Expenses” has the meaning assigned to such term in Section 3.1(c).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Parent or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 15%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (c) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Chapter 11 Cases” has the meaning specified therefor in the recitals hereto.

“Code” means the Uniform Commercial Code, as in effect from time to time, in the State of New York.

“Collateral” has the meaning specified therefor in Section 3.1(a).

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, the Dollar amount of its commitment as set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Committee” means the official committee of unsecured creditors (if any) formed in the Chapter 11 Cases.

“Common Stock” means common stock of Parent, with a par value of $0.001 per share.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrowers to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Interim Facility Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Interim Facility Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Interim Facility Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means 12.0% per annum.

“Defined Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) which Parent or any of its Subsidiaries or ERISA Affiliates sponsors, maintains or contributes to, or has sponsored, maintained or contributed to (or has or had an obligation to sponsor, maintain or contribute to) within the past six years.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrowers identified on Schedule 4.14.

“Designated Account Bank” has the meaning specified therefor in Schedule 5.14.

“Disqualified Stock” shall mean any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to the date that one hundred eighty (180) days following the Final Maturity Date, or (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business) prior to the time that the Obligations are paid in full, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the Obligations or that are EBITDA or debt-multiple based (i.e. financial covenants).

“Dollars” means United States dollars.

“Environmental Actions” means any complaint, summons, citation, notice, directive, demand, suit, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or Releases (a) at, onto or from any assets, properties, or businesses of Parent, its Subsidiaries, or any of their predecessors in interest, including the Real Property, (b) from or onto adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent, its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, health and safety, natural resources or natural resource damages, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest that arise under Environmental Laws or are incurred as a result of any (i) Environmental Action, (ii) Release or (iii) Response Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority or Person for Environmental Liabilities.

“Environmental Permits” has the meaning specified therefor in Section 5.11.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any

organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“ERISA Event” means, with respect to Parent or any of its Subsidiaries or any of their ERISA Affiliates, (a) any event described in Section 4043(c) of ERISA with respect to a Pension Plan or Defined Benefit Plan (collectively, “ERISA Plans”); (b) the withdrawal of any Loan Party or ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a ERISA Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate an ERISA Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or ERISA Plan unless such failure is cured within 30 days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; or (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA.

“Event of Default” has the meaning specified therefor in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Tax” means, with respect to Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, the following Taxes, including interest, penalties or other additions thereto: (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in which it is otherwise deemed to be engaged in a trade or business for Tax purposes or, in the case of any Lender, in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located; and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 17(b), (c) or (d).

“Extraordinary Receipts” means any cash received by Parent or any of its Subsidiaries not in the ordinary course of business, including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance and business interruption insurance, but excluding any casualty insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement.

“Fee Letter” means that certain fee letter between Borrowers and Agent, in form and substance satisfactory to Agent.

“Filing Date” means February 11, 2009.

“Final Bankruptcy Court Order” means the final order of the Bankruptcy Court with respect to Borrowers, in form and substance acceptable to the Agent and the Required Lenders in their sole and absolute discretion, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Agent, the Lenders and Borrowers.

“Final Bankruptcy Court Order Entry Date” means the date on which the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

“Final Facility Effective Date” has the meaning specified therefor in Schedule 4.1 to this Agreement.

“Final Maturity Date” means the date which is the earliest of (a) March 16, 2009, if the Final Bankruptcy Court Order has not been entered by the Bankruptcy Court on or prior to such date, (b) if the Final Bankruptcy Court Order has been entered by the Bankruptcy Court on or prior to March 16, 2009, then May 19, 2009, (c) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, (d) the date of a sale of substantially all of the assets of Borrowers (which may take the form of an asset sale, stock sale or otherwise as approved by Agent and Lenders), and (e) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Final Period” means the period commencing on the Final Facility Effective Date and ending on the Final Maturity Date.

“Former Real Property” has the meaning specified therefor in Section 5.11

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means each Subsidiary of Borrowers and “Guarantor” means any one of them; provided, that, if any Subsidiary is a “controlled foreign corporation” within the meaning of Section 957 of the IRC, it shall not be required to be a Guarantor.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Hazardous Materials” means (a) chemicals, materials or substances that are regulated under any Environmental Law, or defined or listed in, or otherwise classified pursuant to, any Environmental Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (g) lead based paint, (h) urea formaldehyde, (i) radon, and (j) pesticides.

“Holdout Lender” has the meaning specified therefor in Section 15.2(a).

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means, collectively, oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products and byproducts refined, separated, settled and dehydrated therefrom and all products and byproducts refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur, geothermal steam, water, carbon dioxide, and all other minerals.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices provided that such obligations are not more than 90 days past due), (f) all obligations owing under Swap Agreements, (g) all Disqualified Stock, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interim Bankruptcy Court Order” means the order of the Bankruptcy Court with respect to Borrowers, in form and substance acceptable to the Agent and the Required Lenders in their sole and absolute discretion, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Agent, the Lenders and Borrowers.

“Interim Bankruptcy Court Order Entry Date” means the date on which the Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

“Interim Facility Effective Date” has the meaning specified therefor in Schedule 4.1.

“Interim Period” means the period commencing on the Interim Facility Effective Date and ending on the earlier to occur of (a) the Final Facility Effective Date and (b) the Final Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“Issuing Lender” means any Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“L/C” has the meaning specified therefor in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrowers or their Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent and Regiment in connection with the Lender Group’s transactions with Borrowers or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrowers or any of their Subsidiaries, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, including the reasonable costs and expenses of any independent engineers and consultants retained by Agent and each Lender in connection herewith, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with the Chapter 11 Cases, or a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrowers or their Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Letters of Credit, any mortgage, pledge agreement or other security document executed by a Loan Party in connection with this Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to a member of the Lender Group, the Bankruptcy Court Orders, and any other agreement entered into, now or in the future, by any Loan Party in connection with this Agreement.

“Loan Party” means any Borrowers and any Guarantor.

“Margin Stock” shall have the meaning specified therefor in Section 5.2.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, net operating income, value of Collateral, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole (except for the commencement of the Chapter 11 Cases), (b) a material impairment of the ability of Parent and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Material Adverse Deviation” means, as of any date of determination, an upward deviation, calculated monthly on a cumulative basis from and after the Filing Date, of more than 10% from the amounts for each of the following items set forth in the Budget for such period:

(a)	“payroll”;
(b)	“Other G&A”;
(c)	“Capex”; and
(d)	“LOE”.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party that is (A) a bond or surety obligation or (B) an employment agreement with an officer or a director, (ii) the Farmout Agreement, (iii), the ORRI Conveyance, (iv) the Operating Agreement, and (iv) all other contracts or agreements (other than any oil and gas lease) to which such Person or any of its Subsidiaries is a party for which breach, non-performance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Change.

“Maximum Revolver Amount” means (1) during the Interim Period $1,600,000 and (2) during the Final Period $2,500,000.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance satisfactory to Agent, that encumber the Oil and Gas Properties.

“Mortgaged Property” means any Property owned by a Loan Party which is subject to the Liens existing and to exist under the terms of the Loan Documents.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Parent, any Subsidiary of Parent or ERISA Affiliate of Parent is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Parent or any of its Subsidiaries of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Priority Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or estimated in good faith based on reasonable supporting documentation to be payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or estimated in good faith based on reasonable supporting documentation to be payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and

(b) with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or estimated in good faith based on reasonable supporting documentation to be payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or estimated in good faith based on reasonable supporting documentation to be payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding and (c) the Regiment Guaranty Obligations.

“Oil and Gas Business” means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, service rigs, trailers, backhoes, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling and servicing a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Originating Lender” has the meaning specified therefor in Section 14.1(e).

“ORRI Conveyance” means the Conveyance of Overriding Royalty Interest dated as of September 8, 2006 by Foothills Texas, Inc. in favor of MTGLQ Investors, L.P.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Operating Agreement” means that certain Operating Agreement dated as of January 3, 2006 by and between Foothills California, Inc. (as successor in interest to Brasada Resources LLC), as operator, and INNEX California, Inc., as non-operator.

“Overadvance” has the meaning specified therefor in Section 2.5.

“Participant” has the meaning specified therefor in Section 14.1(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean, at any time, an employee benefit plan, as defined in Section 3(2) of ERISA, which Parent or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Loan Party).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business; (b) sales of Inventory to buyers in the ordinary course of business; (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents; (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and (e) the sale of Hydrocarbons in the ordinary course of business.

“Permitted Holder” means the Person identified on Schedule P-1.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Parent or any of its Subsidiaries effected in the ordinary course of business or owing to Parent or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Parent or its Subsidiaries, (e) subject to the limits in Section 7.6, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America provided that for purposes of this clause (e), an investment in capital Stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person shall not constitute a Permitted Investment, (f) commission, travel and similar advances and loans to employees, officers or directors in the ordinary course of business of the Parent or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, as amended, but in any event not to exceed $25,000 in the aggregate at any time, (g) any guarantee permitted under Section 7.1, (h) any Swap Agreement permitted under Section 7.23 and (i) Investments made by a Borrowers in another Borrower. In determining the amount of any Investment permitted under this definition, the amount of any Investment or outstanding at any time shall be the aggregate cash investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of the capital thereof, and shall be calculated without regard to any write down or write-off.

“Permitted Liens” means (a) Liens held by Agent and/or the Lenders and/or the Bank Product Provider to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) (A) either (I) do not have priority over Agent’s Liens, or (II) secure taxes, assessments, charges or levies in an aggregate amount not in excess of $250,000 and after the Agent establishes reserves against the then-existing Maximum Revolver Amount in such aggregate amount at least one dollar of Availability exists, and (B) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 8.7 of the Agreement, (d) Liens set forth on Schedule P-2, provided that any such Lien only (i) secures the Indebtedness that it secures on the Interim Facility Effective Date and any Refinancing Indebtedness in respect thereof or (ii) with respect to the ORRI Conveyance, the Farmout Agreement or the Operating Agreement, relates to the Oil and Gas Properties subject to the ORRI Conveyance, Farmout Agreement or the Operating Agreement, as applicable, as existing on the Filing Date, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases after the Interim Facility Effective Date which are permitted under Section 7.1(d) to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions and other similar encumbrances that do not materially interfere with or impair the use or operation thereof, (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, (m) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are subject of Permitted Protests, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes of which such Property is held by the Parent or any of its Subsidiaries or materially impair the value of material Property subject thereto, (n) Liens on cash, cash equivalents or letters of credit securing obligations of the Borrowers under Swap Agreements between the Borrowers and any Approved Counterparty and (o) Liens securing Pre-Petition Obligations pursuant to the Pre-Petition Credit Facility.

“Permitted Priority Liens” means (i) liens securing any of the following obligations in connection with the Pre-Petition Credit Facility (capitalized terms used in this sentence shall have the meanings as defined in the Pre-Petition Credit Facility): Advances, Protective Advances, Swing Loans, Lender Group Expenses, Letters of Credit, Bank Product Obligations and all other Obligations related thereto, and fees or premiums owing to the Agent under the Pre-Petition Credit Facility or the Lenders with a Revolving Commitment under the Pre-Petition Credit Facility, along with all interest or fees owing by the Debtors in connection with any of the foregoing under the Pre-Petition Credit Facility, excluding any default interest or professional fees that are not allowed by the Bankruptcy Court, (ii) liens securing the Pre-Petition Swap Obligations and (iii) liens for ad valorem taxes properly asserted by a taxing authority.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Interim Facility Effective Date in an aggregate principal amount outstanding at any one time not in excess of $25,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petroleum Engineers” means, initially, Cawley, Gillespie & Associates, Inc. or such other petroleum engineers of recognized national standing as may be selected by Loan Parties with the prior consent of Agent.

“PIK Interest” has the meaning assigned to such term in Section 2.6(g).

“Post-Event of Default Carve-Out Expenses” has the meaning assigned to such term in Section 3.1(c).

“Pre-Event of Default Carve-Out Expenses” has the meaning assigned to such term in Section 3.1(c).

“Pre-Petition Credit Facility” means the Credit Agreement dated as of December 13, 2007 (as amended, restated, supplemented, or otherwise modified) by and among the Borrowers, Wells Fargo Foothill, LLC, administrative agent, and the lenders party thereto.

“Pre-Petition Obligations” means all indebtedness, obligations (including obligations in respect of any letters of credit, bank products and hedging agreements) and liabilities of the Loan Parties incurred prior to the Filing Date plus fees, expenses, and indemnities due thereunder and interest thereon accruing both before and after the Filing Date to the extent allowable under the Bankruptcy Code, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Pre-Petition Swap Agreement” means the ISDA Master Agreement, dated as of December 11, 2007, between Wells Fargo Bank, N.A. (“Party A”) and Foothills Resources, Inc. (“Party B”), including, without limitation, the Amended and Restated Schedule, dated as of February 11, 2009, between Party A and Party B, and all other agreements, annexes, confirmations, exhibits or other supplements as may be entered between the parties, as such agreement may be amended, restated, supplemented, modified or otherwise changed from time to time with the written consent of the Agent.

“Pre-Petition Swap Obligations” means “Bank Product Obligations” as defined in the Pre-Petition Credit Facility under the Pre-Petition Swap Agreement.

“Priority Professional Expenses Reserve” means (a) during the Interim Period, an amount equal to zero and (b) during the Final Period, an amount equal to the total amount of “Legal and other fees -restructuring” set forth in the Budget through the Final Maturity Date, which amount shall be reduced on a dollar-for-dollar basis to the extent that such expenses are incurred, allowed to be paid by the Bankruptcy Court and paid by the Borrowers.

“Pro Rata Share” means, as of any date of determination:

(a)        with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)       with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(c)	[intentionally deleted], and

(d)       with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Commitment by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Projections” means the Budget.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Proved Oil and Gas Properties” means Oil and Gas Properties that are Proved Reserves.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means any estates or interests in real property now owned, leased or operated or hereafter acquired, leased or operated by Parent or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrowers, (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Regiment” means Regiment Capital Special Situations Fund III, L.P. together with its permitted successors and assigns.

“Regiment Guaranty Obligations” means any amounts paid by Regiment in full or partial satisfaction of the Pre-Petition Swap Obligations.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the environment or any Real Property.

“Replacement Lender” has the meaning specified therefor in Section 15.2(a).

“Report” has the meaning specified therefor in Section 16.16.

“Required Lenders” means Regiment, and if Regiment’s Pro Rata Share (determined pursuant to clause (d) of such definition) is less than 50.0%, such other Lenders whose aggregate Pro Rata Share (determined pursuant to clause (d) of such definition) when added to the Pro Rata Share of Regiment exceeds 50.0%.

“Reserve Report” means a report, in form and substance reasonably satisfactory to Agent, setting forth, as of the Interim Facility Effective Date (a) the volumetric quantity and the Total Reserve Value (including itemization of the Proved Developed Producing Reserves, the Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves) of the oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, and (b) such other information as Agent may reasonably request.

“Response Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, investigate, evaluate, correct or in any way address any violation of or non-compliance with Environmental Law, any Environmental Liability, any Release or any Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of Administrative Borrower.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Seismic Licenses” has the meaning specified therefor in Section 5.27.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swap Agreement” means any agreement with respect to any swap, forward, future, put, call, floor, swaption, collar or other derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of its Subsidiaries shall be a Swap Agreement.

“Taxes” means shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto.

“Total Reserve Value” means, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to Parent’s and its Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, as evaluated in the most recently delivered Reserve Report with respect to such Oil and Gas Properties. Total Reserve Value means, with respect to Parent’s and its Subsidiaries’ separate interests in such Proved Reserves, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to such separate interests in such reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers; provided, that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation, marketing, capital and capital expenditure costs required for the production and sale of such reserves, (b) appropriate adjustments shall be made for hedging operations, provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit Parent or any of its Subsidiaries, (c) the pricing assumptions used in determining Total Reserve Value for any particular reserves shall be based upon the following price decks: (i) for natural gas, the lesser of (A) 85% of the quotation for deliveries of natural gas for each such year from the New York Mercantile Exchange for Henry Hub and (B) $7.00/MMBtu, and (ii) for crude oil, the lesser of (A) 85% of the quotation for deliveries of West Texas Intermediate crude oil for each such calendar year from the New York Mercantile Exchange for Cushing, Oklahoma, and (B) $65.00/Bbl and (d) the cash-flows derived from the pricing assumptions set forth in clauses (b) and (c) above shall be further adjusted to account for heat content, gas shrinkage, transportation costs and basis differentials, in each case, in a manner acceptable to Agent; provided that for purposes of this calculation, Proved Developed Reserves (including hedging operations) shall constitute not less than 60% of the Total Reserve Value.

“Triggering Event” means, as of any date of determination, the occurrence of an Event of Default.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 18.8.

“Warrant” means the warrant to purchase the Warrant Shares, dated as of December 13, 2007 among Parent and Regiment, as the same may be amended, restated or otherwise modified.

“Warrant Shares” means the Common Stock issuable or issued upon exercise of the Warrant, and shall also include any securities issued in replacement thereof, as a dividend or distribution thereon, or any equity interest or assets issued in the case of any reorganization, reclassification, consolidation, merger or sale of assets as provided under the Warrants.